EXHIBIT 99.3

                    PRESS RELEASE

       WIRELESS ONE, INC. ANNOUNCES EXTENSION
               OF CONSENT SOLICITATION

          Jackson,  MS,  August  19, 1998 -- Wireless
One, Inc. announced today that it  has  extended  its
solicitation  of  consents  from  certain  registered
holders of its 13% Senior Notes due October  15, 2003
and  13  1/2  %  Senior Discount Notes due August  1,
2006,   to   certain   amendments    (the   "Proposed
Amendments") to the Indentures pursuant to which such Notes were issued. The consent solicitation, that was previously extended to August 18, 1998, will now expire at 5:00 p.m., New York City time, on August
20, 1998, unless further extended or abandoned.

          The  proposed amendments  will  permit  the
Company to borrow, and its subsidiaries to guarantee,
in  each case on  a  secured  basis,  pursuant  to  a
proposed  note  facility  from  Merrill  Lynch Global
Allocation  Fund,  Inc.   The  Indentures permit  the
borrowings  and  guarantees  under   a  "Bank  Credit
Facility,"  as  defined in the Indentures.   Although
the Company believes the MLGAF facility represents the best source of financing available to the Company at this time, the MLGAF facility may not meet the definition of Bank Credit Facility in the Indentures.
The Company is seeking to secure commitments with respect to the MLGAF facility; however, there can be no assurance that such facility can be obtained even if the consent solicitation is successful.

          If the Company cannot effect  the  proposed
amendments  to  permit  a  borrowing  under the MLGAF
facility,  the  Company will seek to borrow  under  a
senior secured credit  facility  from  a lender which
meets the definition of "Bank Credit Facility;"  such
a  borrowing  will  not  require  the  consent of any
holders  of  the  Notes.  The Company has received  a
preliminary   proposal    from    another   financial
institution which meets this definition; however, the Company believes that the terms of this proposal are less advantageous than those of the MLGAF facility.

          The  consents of the holders,  as  of   the
record date of July  30, 1998, of at least a majority
in aggregate principal  amount of each issue of Notes
outstanding ("requisite consents")  are  required  to
approve  the  Proposed  Amendments.   Consents may be
revoked at any time prior to execution by the Company
and the Trustee under the applicable Indenture  of  a
supplemental   indenture   effecting   the   Proposed
Amendments.    The   Company  expects  to  execute  a
supplemental indenture with respect to each issue of Notes as soon as the requisite consents with respect to such issue are received (which may be prior to the expiration of the consent solicitation).

          Questions  regarding  the   terms   of  the
consent  solicitation  may  be  directed  to BT Alex.
Brown, Incorporated (c/o J. Blake O'Dowd) at 212-237-
2428 or the Company (c/o Henry G. Schopfer)  at  601-
936-1515.  Questions  about  consent  delivery may be
directed to United States Trust Company  of  New York
at 1-800-548-6565.  For a complete description of the
terms  and  conditions  of  the  consent solicitation
(except   for  the  new  expiration  date   mentioned
hereby),  holders   should   refer   to  the  consent
solicitation letter, dated July 30, 1998, from the Company.

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